UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2011

VOICE ASSIST, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South Pointe Dr., Suite 100, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Election of Directors; Compensatory Arrangements of Certain Officers

On January 18, 2011, Voice Assist, Inc. (the “Company”) announced that the board of directors (the “Board”) appointed Randy Granovetter and Scott Fox as Directors. Mr. Fox will serve as an Independent Director.

Randy Granovetter, 59, President and Director: Ms. Granovetter served as the President of the Company (December 2010-Present). From 2009 through December 2010 Ms. Granovetter worked as an Independent Consultant where she provided expertise to founders and Board of Directors of Mobile Commerce Company. In addition, she also set-up ideation sessions and consulted for Jabra/GN Netcom, setting up an application developer partner program including new partners such as Skype and Salesforce.com. While at Microsoft (2003-2008), Ms. Granovetter was responsible for developing and introducing new mobile, wireless, IP-PBX and VoIP technologies for emerging markets and security products.  She accomplished three mergers and acquisitions for Microsoft in security, VoIP/Web conferencing and Mobile Browsers as well as five strategic partnerships and joint ventures.

 Ms. Granovetter has over 30 years experience in wireless and unified communications. Between 1992 and 1997, Ms. Granovetter was the founder and CEO of Jabra Corporation (acquired by GN Netcom), president of Blyth Software Corporation, president of Digital Orchid, General Manager for Microsoft for wireless communications, unified communications, security, emerging markets and innovations/prototypes. Additionally, while acting as Vice President at Qualcomm for QUALCOMM’s Enterprise, Co-Branding and MVNO strategy development in QUALCOMM Internet Services (QIS), the QUALCOMM division chartered with driving applications and services for the wireless Internet.

Ms. Granovetter holds a Master of Arts in language development and special education, in addition to Bachelor of Science degrees in special education, elementary education and language development from Vanderbilt University.  She has received several industry awards including Star of the Industry by Computer Telephony Magazine and the Distinguished Woman Award by Telemarketing Magazine and Call Center Solutions, Order of the Long Leaf Pine in North Carolina presented by Governor Hunt, the MacUser Magazine Award for Desktop Publisher of the Year and a member of Kappa Delta Pi (Honor Society for Education).

Scott Fox, 54, Independent Director.  Mr. Fox serves as the Chairman and Chief Executive Officer (CEO) of Global View Partners (2004-Present), a strategic investment, Mergers and Acquisitions ("M&A"), and strategic consulting company deeply involved in the global wireless industry. Mr. Fox is also the Chairman of Cenoplex (2010-Present), a company providing innovative services which enable wireless operators to better communicate with their customers, maximize subscriber retention and satisfaction. In addition, he also serves on the board at the Institute for a Connected Society.

Mr. Scott Fox has over 30 years of experience as a veteran executive of the telecommunications industry. His diverse background ranges from executive/officer positions within multinational corporations, leading the world’s largest international wireless industry trade organization, founding and leading innovative and entrepreneurial startups, strategic and business consulting, M&A, and equity investing. Mr. Fox is a proven leader in managing diverse company operations and building successful companies in an environment of rapid change, with extensive expertise in global wireless business development, strategy, planning, implementation, operations, and execution.

Mr. Fox holds a Bachelor of Science in Electrical Engineering from the University of Florida with a specialization in Digital Communications. In addition, he serves as an Advisor and Director for numerous companies within the Telecommunications, High Technology, and Venture Capital industries.  Mr. Fox is actively involved in numerous non-profit and charitable ventures.

On January 11, 2010, the Registrant entered into an Independent Director Contract with Mr. Fox, wherein he agreed to serve as an Independent Board Member of the Registrant, effective on January 11, 2011. The term of the agreement began on January 11, 2011 and will end on January 11, 2014, or upon written notice by either party, whichever is earlier. The Registrant agreed to compensate Mr. Fox with a base annual salary of $24,000 per year, paid monthly at a rate of $2,000. Additionally, Mr. Fox is entitled to 225,000 shares of common stock over a three year period vested each month.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.8	Press Release – Voice Assist Elects Scott Fox to Board of Directors, dated January 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

By: /s/ Randy Granovetter
Randy Granovetter, President

Date: January 24, 2011